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                                                                    EXHIBIT 10.1

                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          GRAND CASINOS NEVADA I, INC.

                                   ("SELLER")

                                       AND

                              DIAMOND RESORTS, LLC

                                  ("PURCHASER")

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                               PURCHASE AGREEMENT

         This Purchase Agreement ("Contract") is entered into this 26th day of June, 2003 by and among GRAND CASINOS NEVADA I, INC., ("Seller"), a Minnesota corporation, and DIAMOND RESORTS, LLC., ("Diamond" or "Purchaser"), a Nevada limited liability company.

                                    RECITALS

         A. Seller is the owner in fee simple of those certain two parcels of land containing approximately 3.245 acres fronting on Harmon Avenue in Las Vegas, Clark County, Nevada, and more particularly described on EXHIBIT A attached hereto, including all entitlements and appurtenances of record (the "Property"), and the intangible property rights, if any, in the name "The Chateaux" when used in connection with the improvements to be constructed on the Property (the "Intangible Property").

         B. Seller desires to sell, and Purchaser desires to purchase, the Property.

         C. Seller is entitled to occupy certain premises located in the Polo Towers Resort, which premises presently are being used as a sales gallery (lobby level) and sales offices (18th & 19th floors), hereinafter collectively referred to as the "Towers Sales Center."

         D. Seller desires to assign, and Purchaser desires to assume, Seller's rights and obligations in and to the Towers Sales Center.

         E. The parties desire to confirm the agreement between them by the execution of this Contract.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, agreements, covenants and conditions herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Seller and Purchaser agree as follows:

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                                   ARTICLE I
                                   DEFINITIONS

         1.1 DEFINITIONS. See EXHIBIT B attached hereto and incorporated herein by reference.

                                   ARTICLE II
   PURCHASE AND SALE OF PROPERTY; ASSIGNMENT OF RIGHTS TO TOWERS SALES CENTER

         2.1 PURCHASE AND SALE. Subject to the conditions and on the terms contained in this Contract, on the Closing Date, Seller shall convey and transfer to Purchaser fee simple title to the Property, subject to the Permitted Exceptions as defined in Section 4.1. Conveyance and transfer of the Property at the Closing shall be by recordable grant, bargain, sale deed, substantially in the form of EXHIBIT C attached hereto and subject only to the Permitted Exceptions. Assignment of Seller's interest in the Towers Sales Center shall be by instrument substantially in the form of EXHIBIT D attached hereto (the "Assignment"). Seller shall convey the Intangible Property by Quit Claim Bill of Sale substantially in the form of EXHIBIT E attached hereto.

         2.2 PURCHASE PRICE. The total purchase price (the "Purchase Price") to be paid to Seller by Purchaser for the Assets shall be Fifteen Million Dollars ($15,000,000), and shall be paid by Purchaser to Seller (as set forth in Section 2.4.2 herein).

         2.3 EARNEST MONEY DEPOSIT. Purchaser shall immediately deliver to Escrow Agent its check or Immediately Available Funds in the amount of One Hundred Thousand Dollars ($100,000) (such amount with interest shall be referred to as the "Deposit"), which shall be held by Escrow Agent in an interest-bearing trust account. The Deposit shall be, except as specifically set forth herein, deemed earned by Seller and nonrefundable to Purchaser.

         2.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Purchaser to Seller at Closing as follows:

                  2.4.1 DEPOSIT. The Deposit shall be paid to Seller by Escrow Agent on behalf of Purchaser.

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                  2.4.2    PURCHASE NOTE. The amount of the Purchase Price, less
the Deposit, shall be paid by delivery to Seller at the Closing of a note ("Purchase Note") and deed of trust ("Deed of Trust") in the forms of EXHIBITS G AND H respectively attached hereto.

                                  ARTICLE III
                                     SURVEY

         Purchaser has reviewed and approved a survey ("Survey") of the Property prepared by a surveyor licensed in Nevada. Purchaser shall have paid all costs related to the Survey at or prior to Closing.

                                   ARTICLE IV
                                      TITLE

         4.1 TITLE COMMITMENT. Purchaser has approved the title exceptions set forth on EXHIBIT J attached hereto and which shall be deemed permitted exceptions hereunder (the "Permitted Exceptions"). Notwithstanding anything herein to the contrary, Seller shall cure or pay off any financial title objection (such as liens, judgments, mortgages) at or prior to Closing ("Financial Title Objection"). The parties hereby agree that notwithstanding anything else contained herein, that certain Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions made as of June 19, 2002, as amended March 25, 2003, and June 26, 2003 ("Master CC&Rs") shall also be deemed a Permitted Exception.

         4.2 TITLE POLICY. This sale is subject to Purchaser being able to obtain an ALTA extended owner's policy of title insurance (Form B, Rev. 10-17-70) from Title Insurer at Closing in the amount of the Purchase Price insuring that Purchaser has fee title to the Property, subject only to Permitted Exceptions ("Title Policy").

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                                   ARTICLE V
                   POSSESSION, PRORATIONS AND CLOSING EXPENSES

         5.1 POSSESSION. Sole and exclusive possession of the Assets shall be delivered to Purchaser on the Closing Date, subject only to rights of others as may be unknown to Seller (as in the case of the Intangible Property) or which are set forth in EXHIBIT J entitled Permitted Exceptions.

         5.2 REAL ESTATE TAXES. General and special real estate and other ad valorem taxes or fees in lieu thereof, affecting the Property for the year of Closing shall be prorated as of the Closing Date based upon the most recent ascertainable amounts of each such item. Any such taxes prorated on an estimated basis on the Closing Date shall be adjusted by the parties when and as the actual amount of such item becomes known. Any such adjustment shall be effected not later than fifteen (15) days following final determination of the amount of such item, receipt of an invoice or bill therefor, and demand by the party to whom credit is due. The provisions of this Section 5.2 shall survive Closing.

         5.3 CLOSING EXPENSES. Seller shall pay and be responsible for the following costs associated with the transfer of the Property: (i) transfer or documentary stamp taxes on the transfer of the Property, (ii) the cost of preparing and recording any corrective instruments, (iii) the cost of curing Financial Title Objections and any other title objections Seller elects or is required to make, and (iv) the cost of the Title Policy. Purchaser shall be responsible for the payment of the cost of endorsements to the Title Policy and the Survey. Each party shall pay one-half of the escrow fee charged by Escrow Agent. Except as otherwise specifically set forth herein, each party shall be responsible for the fees and expenses of their respective designated representatives, accountants and attorneys.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

         6.1 TRANSACTIONS AND ENCUMBRANCES AFFECTING THE PROPERTY. From the date hereof to the Closing Date, and without Purchaser's written consent, Seller shall not do, suffer, permit or agree to do any of the following:

                  6.1.1 Enter into any transaction affecting the Assets, or any portion thereof, inconsistent with, or in violation of, this Contract or out of the ordinary course of business; or

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                  6.1.2    Sell, lease, encumber or grant any interest in the
Assets, or any part thereof, in any form or manner whatsoever, or otherwise perform or permit any act which will diminish or otherwise affect Purchaser's interest under this Contract or which will prevent Seller's full performance of its obligations hereunder.

                  6.1.3 Modify, amend or supplement the Master CC&Rs in such a manner that would adversely affect the Property in any material respect, except that Purchaser acknowledges and approves that certain Amendment to Article Four (only) of Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions ("Article 4 Amendment").

                  6.1.4 Do or permit any other act which might reasonably be anticipated to adversely affect the Assets or Seller's ability to perform hereunder.

         6.2 PURCHASER'S ACCESS. From the date hereof to the Closing Date, Seller shall permit representatives, agents, employees, contractors, appraisers, architects and/or engineers designated by Purchaser ("Purchaser's Agents") reasonable access to, and entry upon, the Property to examine, inspect, measure and test the Property for all reasonable purposes. Purchaser shall indemnify and hold Seller harmless from and against any and all claims, actions or demands arising from or related to any incident, occurrence, personal injury or property damage resulting from Purchaser or Purchaser's Agents, or anyone on Purchaser's behalf performing the Purchaser's examinations, inspections, measurements and testing of and on the Property. Purchaser also agrees that upon the completion of any such examinations, inspections, measurements or tests that the Property will remain in or be restored to substantially the same condition as before. This indemnification shall survive the Closing or termination of this Contract, and is not limited by the measure of liquidated damages set forth in Section
11.5. Purchaser or Purchaser's Agents shall, prior to accessing the Property, provide Seller an insurance certificate evidencing public liability naming Seller as an additional insured (from Purchaser and/or Purchaser's Agent) in form reasonably satisfactory to Seller.

         6.3 OTHER AGREEMENTS. Until the Closing, Seller shall comply with all agreements affecting the Property which will survive the transfer of title, and shall deliver to Purchaser

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immediately upon receipt copies of all notices of default under any of the foregoing served upon Seller.

         6.4 TAXES. Seller shall pay when due all real estate and other ad valorem taxes or fees in lieu thereof (collectively the "taxes") relating to the Property and due and payable prior to Closing, provided, however, to the extent permitted by law, Seller may postpone the payment of such taxes which may be the subject of a good faith contest or appeal by Seller. Seller shall promptly pay any such taxes determined to be due at the end of any such contest or appeal.

                                  ARTICLE VII
                            REPRESENTATIONS OF SELLER

         7.1 REPRESENTATIONS OF SELLER. Seller hereby represents and warrants the following as of the Effective Date and as of the Closing Date:

                  7.1.1 TITLE TO PROPERTY. Seller has good and marketable title to the Property, which as of the Closing will be subject only to Permitted Exceptions.

                  7.1.2 AUTHORIZATION. Seller has full capacity, right, power and authority to execute, deliver and perform under this Contract and all documents to be executed by Seller pursuant hereto, and all required corporate action and approvals therefor, have been duly and previously taken and obtained. The individuals signing this Contract and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. This Contract and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.

                  7.1.3 LITIGATION. To the best of Seller's knowledge, Seller has not been served with notice of any claims, causes of action or other litigation or proceedings pending or threatened in respect to the ownership, operation or environmental condition of the Property or any part thereof.

                  7.1.4 FIRPTA WITHHOLDINGS. Purchaser will have no duty to collect withholding taxes from Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended ("FIRPTA").

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                  7.1.5    MATERIAL FACTS. To the best of Seller's knowledge,
except as disclosed to Purchaser in writing, there are no facts or circumstances which have or would have a material adverse effect upon the Assets or Purchaser's use thereof or which would materially increase the cost of developing the Property.

                  7.1.6    NO BANKRUPTCY/DISSOLUTION EVENT. No
Bankruptcy/Dissolution Event has occurred with respect to Seller.

                  7.1.7 SELLER'S COVENANT. Seller shall notify Purchaser promptly in writing if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would make any of the representations of Seller contained in this Article and/or Article VIII below untrue in any material respect. Such notice shall not relieve Seller of any liability for such untruth or impair any right of Purchaser as a result thereof.

                                  ARTICLE VIII
                              ENVIRONMENTAL MATTERS

         8.1 ENVIRONMENTAL REPRESENTATIONS. Except as may be revealed by an Environmental Assessment, on and as of the Effective Date and on and as of the Closing Date, Seller represents, to the actual knowledge of Lyle Berman, without any inquiry, investigation or duty of inquiry or investigation by him (and excluding any constructive, imputed or implied knowledge), that with regard to the Property:

                  8.1.1 No part of the Property is in breach of any Environmental Laws;

                  8.1.2 During Seller's ownership of the Property, the Property has not been used as a sanitary landfill, waste dump site or for the treatment, storage or disposal of Hazardous Materials.

         8.2 SPECIAL FLOOR HAZARD AREA. Seller represents and warrants that Seller has not received any notice that all or a part of the Property is located within an area that has been designated by the Federal Emergency Management Agency, the Army Corps of Engineers or any other governmental body as being subject to special flood hazards.



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                                   ARTICLE IX
                               "AS-IS" CONDITION

         9.1 PROPERTY CONVEYED "AS-IS". Even though Seller and Persons related to Seller may provide Purchaser with information regarding the Property, Purchaser expressly acknowledges and agrees that Purchaser and Purchaser Agents shall have had ample time and opportunity to inspect the Property and to perform its due diligence and that if Purchaser elects to close on the Property, except for the specific representations and warranties contained herein, the Property will be sold "as is" "where is" with all faults and Purchaser agrees to accept the Property in its "as is" condition on the Effective Date. Purchaser further acknowledges that neither Seller nor Seller's agents have made, and that Seller expressly disclaims making, any representation or warranty of any nature, whether expressed or implied, to Purchaser with respect to the condition of the Property, except as expressly provided herein.

                                   ARTICLE X
                          REPRESENTATIONS OF PURCHASER

         10.1 REPRESENTATIONS OF PURCHASER. To induce Seller to execute, deliver and perform under this Contract, Purchaser hereby represents to Seller on and as of the Effective Date and on and as of the Closing Date as follows:

                  10.1.1 AUTHORIZATION. Purchaser has full capacity, right, power and authority to execute, deliver and perform under this Contract and all documents to be executed by Purchaser pursuant hereto, and all required limited liability company actions and approvals therefor have been duly taken and obtained. The individuals signing this Contract and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto. This Contract and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.

                  10.1.2 LEGAL MATTERS. To the best of Purchaser's knowledge, there is no pending litigation or dispute, judgment or execution of any nature whatsoever pending or threatened against Purchaser which could adversely affect Purchaser's ability to enter into this Contract and perform its obligations to consummate the transactions contemplated hereby.

                  10.1.3   NO BANKRUPTCY/DISSOLUTION EVENT. No
Bankruptcy/Dissolution Event has occurred with respect to Purchaser.

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                  10.1.4   OBLIGATIONS OF CHATEAUX. Upon delivery of the
Repayment Note (as hereinafter defined) and Unwind Documents neither Purchaser, Chateaux, or any affiliate of either of them shall have any further liability to Seller or any affiliate of Seller with respect to Chateaux or the Property other than pursuant to this Agreement.

                                   ARTICLE XI
                  CONDITIONS PRECEDENT, DEFAULT AND TERMINATION

         11.1 CONDITIONS PRECEDENT TO CLOSING. The obligation of Purchaser to purchase the Assets, and close the transaction contemplated hereby is subject to satisfaction of each of the following conditions precedent, the satisfaction of which shall be determined solely by Purchaser in the exercise of its reasonable judgment (unless a different standard is stated). Any of these conditions precedent may be waived in Purchaser's sole discretion.

                  11.1.1 OLD NOTE. Seller shall have delivered to Purchaser at Closing the duly endorsed Old Note (as hereinafter defined).

                  11.1.2 STATUS QUO OF MASTER CC&RS. Prior to the Closing, none of the provisions of the Master CC&Rs which affect either the "Shark Parcel" or "Diamond" (both as defined therein) shall be amended without the prior written consent of Purchaser which will not be unreasonably withheld or delayed (except that Purchaser approves the Article 4 Amendment). Seller, as of the Effective Date and again as of the Closing Date, shall acknowledge and confirm its guaranty in its capacity as "Grand" (as distinct from "Shark Owner") pursuant to Article 4 of the Master CC&R's as amended. Purchaser acknowledges that upon a successful Closing, it becomes the Shark Owner and agrees to perform all the obligations of the Shark Owner (but not of "Grand") under the Master CC&R's for so long as it owns the Property. The foregoing obligations of Seller and Purchaser shall survive the Closing and delivery of the deed.

                  11.1.3 UNWIND DOCUMENTS. Seller shall have executed and delivered to Purchaser the documents described in clauses (i), (iii) and (iv) of the definition of Unwind Documents.

                  11.1.4 CLOSING DELIVERIES. Seller shall have delivered at Closing all documents required from Seller under this Contract, including the Assignment.

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         11.2     SELLER'S CONDITIONS PRECEDENT TO CLOSING. The obligation of
Seller to sell the Assets and close the transactions contemplated hereby is subject to satisfaction of each of the following conditions precedent, the satisfaction of which shall be determined solely by Seller in the exercise of its reasonable judgment (unless a different standard is stated). Any of these conditions precedent may be waived by Seller in Seller's sole discretion.

                  11.2.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Purchaser set forth herein shall be true in all material respects as of the Closing Date.

                  11.2.2 CLOSING DELIVERIES. Purchaser shall have paid the Purchase Price as provided in Section 2.4 and shall have delivered at Closing all documents required from Purchaser under this Contract and the document described in clauses (ii), (iii) and (iv) of the definition of Unwind Documents.

                  11.2.3 CHATEAUX LOAN. At the Closing Diamond shall purchase from Seller, without recourse or representation or warranty whatsoever by Seller, the loan made by Seller to The Chateaux, LLC ("Chateaux") pursuant to that certain Loan Agreement dated September 25, 2002 by and between Seller and Chateaux, and evidenced by a note ("Old Note") of even date, for the outstanding amount thereof, not to exceed One Million Dollars ($1,000,000) of principal plus interest. Such payment shall be made by delivery to Seller of a note in the form of EXHIBIT I attached hereto ("Repayment Note"), which shall be secured by the Deed of Trust.

                  11.2.4 MARRIOTT TRANSACTION. Seller shall have satisfied itself, in its sole discretion, that Purchaser shall have entered into a non-contingent agreement with Marriott Ownership Resorts, Inc. with respect to the development of the Property as a timeshare project ("Marriott Agreement").

         11.3 PURCHASER'S RIGHTS AND REMEDIES IN EVENT OF NON-SATISFACTION OF CONDITIONS PRECEDENT. If Purchaser, in its reasonable discretion, determines that any of the conditions precedent set forth in Section 11.1 shall be unsatisfied by the date stated or, if no date is stated, the Closing Date, Purchaser may, at its option, elect either (i) to terminate this Contract by written notice to Seller, in which event the Deposit shall forthwith be returned to Purchaser and thereupon this Contract shall be terminated and of no further force or effect, or (ii) to waive the condition precedent.

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         11.4     PURCHASER'S REMEDIES. The obligation of Purchaser to close the transaction contemplated hereby is, at Purchaser's option, further subject to all representations of Seller contained in this Contract being true and correct in all material respects on and as of the Effective Date and the Closing Date and all obligations of Seller to have been performed on or before the Closing Date having been timely and duly performed. Upon default by Seller in its obligation to convey the Assets, Purchaser's may, by notice to Seller, elect either (i) to terminate this Contract, or (ii) to seek specific performance of Seller's obligation to convey the Assets. If this Contract is terminated by Purchaser pursuant to this Section 11.4, the Deposit shall be returned to Purchaser and thereupon this Contract shall be terminated. The failure of a condition precedent caused by the action or inaction of a third party not in the control of Seller shall not be deemed a default by Seller in the fulfillment of an obligation.

         11.5 SELLER'S SOLE REMEDY. Prior to entering into this Contract, Purchaser and Seller have considered the damages that would be suffered by Seller in the event of a default by Purchaser of its obligation to purchase the Assets. Given all the factors which directly affect the value and marketability of the Assets, the parties realize that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller in the event of Purchaser's failure to perform its obligations under this Contract to purchase the Assets. The parties hereby agree that a reasonable amount of liquidated damages is the Deposit, and in the event of Purchaser's failure to perform its obligations under this Contract to purchase the Assets, Seller shall, as its sole and exclusive remedy, be entitled to retain the Deposit as liquidated damages. Failure of Purchaser to deliver to Escrow Agent any of the documents required under this Contract because any party to such document other than Purchaser or any affiliate of Purchaser refuses to execute the same shall not be deemed a default by Purchaser in its obligations under this Contract, but shall be deemed a failure of a condition precedent, whereupon the Deposit shall be returned to Purchaser and this Contract shall be terminated.

                                  ARTICLE XII
                                   BROKERAGE

         12.1 BROKERAGE. Each party hereby represents and warrants to the other party they have not dealt with any broker or finder regarding the transaction contemplated hereby. Each party shall indemnify, defend and hold the other party harmless from any claim for brokerage commission or

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finder's fee asserted by any broker or finder or any other Person claiming to have been engaged by the applicable party. This indemnity of the parties shall survive the Closing or termination of this Contract. The indemnity given by Purchaser in this Article XII is not limited by the measure of liquidated damages set forth in Section 11.5

                                  ARTICLE XIII
                           CASUALTY AND CONDEMNATION

         13.1 CASUALTY AND CONDEMNATION. If, after the Effective Date and prior to the Closing Date, a material portion of the Property is damaged by a natural disaster or other casualty or is taken by exercise of the power of eminent domain or any proceedings are threatened or instituted to effect such a taking, Seller shall immediately give Purchaser notice of such occurrence, and if in the sole but reasonable judgment of Purchaser such casualty or condemnation would have a material adverse impact on Purchaser's Contemplated Use of the Property, Purchaser may, within fifteen (15) days after receipt of such notice elect either (i) to terminate this Contract, in which event the Deposit, together with all interest earned thereon, shall forthwith be returned to Purchaser, and all obligations of the parties hereunder shall cease and this Contract shall have no further force and effect, or (ii) to close the transaction contemplated hereby as scheduled (except that if the Closing Date is sooner than fifteen (15) days following Purchaser's receipt of such notice, the Closing shall be delayed until Purchaser makes such election), in which event Seller shall assign and/or pay to Purchaser at the Closing all insurance proceeds or condemnation awards or other damages collected or claimed with respect to such casualty or taking to the extent that such awards or damages apply to the Property or portion thereof, or, if such sums are paid to a mortgagee, the Purchase Price shall be reduced by the amount so paid. In the event the Property is only partially damaged or taken, and Purchaser can utilize the remainder for its Contemplated Use, Purchaser in its election of (ii) above may elect to purchase only that portion of the Property not damaged or taken, with such reduction in the Purchase Price as the parties may agree. In the case of a casualty loss, the Purchase Price shall be reduced by the amount of any deductible or co-insurance amount applicable to the unrestored loss.

         13.2 LOSS. This Article XIII is intended as an express provision with respect to destruction and condemnation which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

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                                  ARTICLE XIV
                                    CLOSING

         14.1 DATE AND PLACE. Closing of the transaction contemplated hereby for the Assets shall be held at 10:00 A.M. (local time) at the offices of the Escrow Agent in Las Vegas, at such date, place and time as the parties may mutually agree ("Closing Date") but no later than July 3, 2003.

         14.2 SELLER'S DELIVERIES. On the Closing Date, Seller shall deliver to the Escrow Agent the following closing documents, all duly executed by the proper parties:

                  14.2.1 Seller's deed in a form substantially the same as EXHIBIT C attached hereto, conveying to Purchaser good and marketable fee simple title to the Property, subject only to the Permitted Exceptions.

                  14.2.2 Seller's FIRPTA Affidavit, substantially in the form attached as EXHIBIT F, dated as of the Closing Date.

                  14.2.3   The Assignment.

                  14.2.4 All additional documents required by the provisions of this Contract to be executed or delivered by Seller on or prior to Closing.

                  14.2.5 Documents evidencing the legal status, good standing and authority of Seller and such other documents, instruments, affidavits, certifications and confirmations as may reasonably be required and designated by Purchaser, Purchaser's attorney, or the Escrow Agent to fully effect and consummate the transactions contemplated hereby, so long as they do not require Seller to expend any material amount of additional money not contemplated in this Contract.

                  14.2.6 Original documents relating to the purchase of the Chateaux Loan including but not limited to the Old Note.

                  14.2.7 The Quit Claim Bill of Sale covering the Intangible Property.

                  14.2.8 The Unwind Documents described in clauses (i), (iii) and (iv) of the definition thereof.

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         14.3     PURCHASER'S DELIVERIES. On the Closing Date, Purchaser shall deliver to the Escrow Agent the following documents, all duly executed by the proper parties:

                  14.3.1 All documents evidencing the legal status, standing and authority of Purchaser and such other documents, instruments, certifications and confirmation as may reasonably be required and designated by Seller, Seller's attorney, or the Escrow Agent to fully effect and consummate the transaction contemplated hereby, so long as they do not require Purchaser to expend any material amount of additional money not contemplated in this Contract.

                  14.3.2 The Unwind Documents described in clauses (ii), (iii) and (iv) of the definition thereof, the Purchase Note, the Deed of Trust, the Repayment Note and evidence that the Marriott Agreement has been executed.

                  14.3.3 All additional documents required by the provisions of this Contract to be executed or delivered by Purchaser on or prior to Closing.

                  14.3.4 APPROVAL OF CLOSING DOCUMENTS. All Closing documents to be furnished by Seller or Purchaser pursuant hereto shall be in form and substance reasonably satisfactory to both Seller and Purchaser.

                                   ARTICLE XV
                        CONTEMPLATED USE OF THE PROPERTY

         15.1 CONTEMPLATED USE OF THE PROPERTY. The parties hereto acknowledge that Purchaser contemplates (i) developing and constructing, in phases, a residential condominium resort on the Property, totaling approximately eight hundred sixty-eight (868) units; (ii) submitting the Property in phases to an interval ownership plan; and (iii) selling timeshare interests pursuant thereto under its Marriott Vacation Club International brand.

         15.2 DEFINITIONS. Any use in this Contract of the phrases "Purchaser's Contemplated Use", "contemplated use of the Property," or similar phrases shall mean Purchaser's development, use and enjoyment of the Property as described in Section 15.1.

                                  ARTICLE XVI
                                    NOTICES

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         16.1     NOTICES. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally with a receipt requested therefor or by telex or telephone facsimile or sent by a recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective (i) upon receipt or refusal if delivered personally or by telex or by telephone facsimile, (ii) one business day after depositing with such an overnight courier service, or (iii) three business days after deposit in the mails if mailed. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith. All notices by telex or telephone facsimile shall be subsequently confirmed by U.S. certified or registered mail or by recognized overnight courier service.

If to Purchaser:           Diamond Resorts International
                           Attn: President
                           3745 Las Vegas Blvd. South
                           Las Vegas, Nevada 89109

with copies to:            Lionel Sawyer & Collins
                           Attn: Jeffrey P. Zucker, Esq.
                           1700 Bank of America Plaza
                           300 South Fourth Street
                           Las Vegas, Nevada 89101

If to Seller:              Grand Casinos Nevada I, Inc.
                           130 Cheshire Lane
                           Minnetonka, Minnesota 55305
                           Attention: President
                           Fax: (952) 449-7064

with a copy to:            Maslon Edelman Borman & Brand, LLP
                           3300 Wells Fargo Center
                           90 South Seventh Street
                           Minneapolis, Minnesota 55402
                           Attention: Neil I. Sell, Esq.
                           Fax: (612) 672-8397

                                  ARTICLE XVII
                    ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS

         17.1 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Contract, inclusive of the recital paragraphs above, which by this reference are made a part of this Contract, contains the entire

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

agreement and understanding of the parties with respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

                                 ARTICLE XVIII
                        CONTEMPLATED USE OF THE PROPERTY

         18.1 NO THIRD PARTY BENEFITS. This Contract is for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and no third party other than a permitted assignee of Purchaser or Seller is contemplated to or shall have any rights hereunder.

         18.2 ASSIGNMENT. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except (i) Purchaser may assign its rights and obligations under this Contract to NEWCO without Seller's consent (which assignment will not release Purchaser of its obligations hereunder) and (ii) to a subsidiary or affiliated company of either party or pursuant to a merger of Seller or Purchaser provided that in each instance the assigning party remains liable hereunder.

                                  ARTICLE XIX
                                 MISCELLANEOUS

         19.1 FURTHER ASSURANCES. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be reasonably necessary or desirable to fully carry out this Contract and to fully consummate and effect the transactions contemplated hereby.

         19.2 SURVIVAL AND BENEFIT. All representations, agreements, indemnifications and obligations of the parties shall survive the Closing, and the same shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties.

         19.3     INTERPRETATION.

                  19.3.1 The headings and captions herein are inserted for convenient reference only and the same shall not limit nor construe the Sections or Articles to which they apply nor otherwise affect the interpretation hereof.

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

                  19.3.2 The terms "hereby", "hereof", "hereto", "herein", "hereunder", and any similar terms shall refer to this Contract, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the Effective Date.

                  19.3.3 Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

                  19.3.4 Words importing persons shall include firms, associations, partnerships, limited liability companies, trusts, corporations and other legal entities, including public bodies, as well as natural persons. No reference herein to Seller or Purchaser shall, in and of itself, be deemed to refer to its shareholders or members as such.

                  19.3.5 The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to".

                  19.3.6 This Contract and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  19.3.7 All references herein to "days" shall mean calendar days.

                  19.3.8 This Contract shall be governed by and construed in accordance with the laws of the State of Nevada.

                  19.3.9   Time is of the essence of this Contract.

                  19.3.10 Except as otherwise specifically set forth in this Contract, neither Seller nor Purchaser shall avail itself of any remedy granted to it hereunder based upon an alleged default of the other party hereunder unless and until written notice of the alleged default, in reasonable detail, has been delivered to the defaulting party by the non-defaulting party and the alleged default has not been cured on or before 5:00 p.m. (local time) on the fifth (5th) day next following delivery of the notice of default.

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

                  19.3.11 This Contract shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Contract.

                  19.3.12 Any condition precedent imposed as a contingency under this Contract may be waived by the party entitled to satisfaction of the condition as a pre-requisite to that party's performance. Any condition precedent which remains unsatisfied upon Closing shall be deemed to be waived by the party entitled to satisfaction.

         19.4 DISCREPANCY IN DESCRIPTIONS. If prior to the delivery of the deed, it appears that the legal description of the real property to be purchased does not include or correctly describe Seller's fee simple title therein or appurtenances thereto, the legal description shall be modified to correctly describe the same at Purchaser's request.

         19.5 PUBLICITY. All notice to third parties and all other publicity concerning the transaction contemplated hereby prior to the Closing Date shall be jointly planned and coordinated by and between Purchaser and Seller. None of the parties shall act unilaterally in this regard without the prior written approval of the other, except as required by law; however, this approval shall not be unreasonably withheld or delayed.

         19.6 RELATION OF PARTIES. This Contract shall not be deemed, held or construed as creating a partnership or joint venture between any of the parties hereto. Breach of this Contract due to the action or inaction of only one of the parties constituting Purchaser shall not give rise to liability on the part of the other party.

         19.7 HEADINGS. The captions and headings used in this Contract are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Contract.

         19.8 INVALID PROVISIONS. If any provision of this Contract is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Contract; and the remaining provisions of this Contract shall remain in full

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

force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Contract.

         19.9 ATTORNEY'S FEES. In the event it becomes necessary for either party hereto to file suit to enforce this Contract or any provision contained herein, the prevailing party shall be entitled to recover reasonable attorney's fees at both the trial and appellate stages.

                                   ARTICLE XX
                              OFFER AND ACCEPTANCE

         20.1 OFFER AND ACCEPTANCE. Delivery by either party to the other of a copy of this Contract executed by such party shall constitute an offer by such party to sell or purchase, as the case may be, the Assets upon the terms and conditions herein set forth and subject to the provisions herein contained, which offer shall be effective for a period of ten (10) days after receipt by the other party (unless otherwise previously revoked). If the other party fails to deliver a fully executed counterpart of this Contract to the offeror prior to expiration of the offer period, then the offer shall automatically be revoked and rescinded in its entirety, and upon such revocation and rescission, the offer and this Contract shall have no further force or effect.

        [The remainder of this page has been left blank intentionally.]

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

         IN WITNESS WHEREOF, this Contract has been executed and delivered by Seller and Purchaser on the respective dates set forth next to each of their signatures.

                                      SELLER:

                                      GRAND CASINOS NEVADA I, INC.

Dated: June 26, 2003                  By:    /s/ Timothy J. Cope
                                             -------------------

                                      Title: CFO

                                      PURCHASER:

                                      DIAMOND RESORTS, LLC

Dated: June 26, 2003                  By:    /s/ Stephen J. Cloobeck
                                            ------------------------

                                      Title: President

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